CTS Corporation
Form 10-Q
Third Quarter

Exhibit (10)(a)
February 19, 2010

CONFIDENTIAL
CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

Attention:      Vinod M. Khilnani
         President and Chief Executive Officer

      Re: Letter Agreement

Dear Mr. Khilnani:

Toyota Motor Sales, U.S.A., Inc., Toyota Canada Inc., and Toyota Motor Engineering & Manufacturing North America, Inc. (collectively, "Toyota") and CTS Corporation agree that the relationship between Toyota and CTS Corporation is a valued relationship, and this Agreement is made in good faith and in furtherance of that valued relationship. Toyota and CTS Corporation understand that this Agreement is intended to reflect the general intent of the parties, but that execution of a more detailed agreement may be necessary to effectuate the full intent of this Agreement. Nevertheless, Toyota and CTS Corporation further represent that each has relied on and obtained the advice of independent counsel with respect to this Agreement. Toyota and CTS Corporation enter into this Agreement with full knowledge of their respective rights, and without any duress, coercion or pressure of any kind from any person or entity.

Subject to the limitations set forth below, Toyota agrees to indemnify, defend, and hold harmless CTS Corporation (and its affiliates, subsidiaries, officers, directors and employees) from, and pay on their behalf, any costs, expenses and liabilities (including reasonable attorneys fees and litigation costs, potential awards, settlements and judgments, and penalties or fees) associated with, arising out of or relating to civil litigation or claims, filed or asserted in the United States or Canada, arising from or relating to alleged incidents of unintended acceleration of Toyota and Lexus vehicles where CTS is named as a defendant, including litigation or claims which are currently pending or subsequently may be commenced against any one or all of the Parties ("Unintended Acceleration Claims"). By way of further clarification and without limitation, Unintended Acceleration Claims includes claims by third parties of personal injury, property damage, diminution of value, breach of warranty and violation of consumer protection laws or unfair business practices because of alleged defects in the accelerator in Toyota and Lexus vehicles.

CTS Corporation agrees to fully cooperate (and will direct its counsel to fully cooperate) in any investigation by Toyota related in any way to the design and manufacture of the CTS accelerator assembly that is the subject of the Unintended Acceleration Claims, and further agrees to fully cooperate (and will direct its counsel to fully cooperate) with Toyota in the defense of all Unintended Acceleration Claims. This cooperation includes, but is not limited to, providing Toyota’s counsel reasonable access to non-privileged documents or information, regardless of the source of the information, as needed to defend these actions, including but not limited to analysis or inspection reports of returned components related to Unintended Acceleration Claims. The Parties agree to employ reasonable measures to protect any propriety or confidential information of third-parties such as other OEMs for whom CTS Corporation manufactures pedals. CTS Corporation shall provide Toyota with reasonable access to all current employees and agrees to make reasonable efforts to provide access to former employees who may have information related to the CTS accelerator assembly that is the subject of Unintended Acceleration Claims. CTS Corporation further agrees to notify Toyota immediately of the filing of any Unintended Acceleration Claims, whether or not any Toyota entity is named as a party therein.

Toyota and CTS Corporation further agree that they have a mutual interest in proceeding together in a common defense and agree that they will enter into a Joint Defense Agreement to allow for the sharing of privileged communications (including communications, documents, memoranda and reports prepared for or in contemplation of litigation) and attorney work product to aid and to promote adequate legal representation in defense of Unintended Acceleration Claims. Toyota acknowledges that CTS Corporation desires to be represented by independent counsel in individual or collective Unintended Acceleration Claims, and the Parties agree that Toyota's obligation to pay the defense costs associated with independent counsel for CTS Corporation will be limited to coverage of those activities that are reasonable and necessary to effectuate the unified defense of Toyota and CTS Corporation. Toyota and CTS Corporation agree that Toyota's obligation in this regard is limited to payment for such independent counsel as is necessary to fulfill Toyota's duty to timely inform and consult with CTS Corporation on matters relating to Unintended Acceleration Claims and to disclose to CTS Corporation all information concerning any action upon request. Nothing in this section is meant to prevent CTS Corporation from utilizing its independent counsel in an expanded role consistent with the terms of this Agreement, but such costs will be the responsibility of CTS Corporation.

Subject to the limitations set forth below, Toyota and CTS Corporation agree that Toyota will have sole authority to settle Unintended Acceleration Claims on its own behalf and on behalf of CTS Corporation, to the extent such claims are covered by this Agreement. CTS Corporation agrees that it will not independently negotiate or settle any Unintended Acceleration Claims covered by this Agreement.

The foregoing provisions notwithstanding, if Toyota concludes after good faith investigation that CTS Corporation acted negligently (a) with regard to those manufacturing processes and materials selection under CTS Corporation's sole control or (b) in failing to meet Toyota product specifications or (c) by making unapproved changes in component design or materials, and such negligence has caused or contributed to the Unintended Acceleration Claims, Toyota agrees that it will continue to defend CTS Corporation for the particular negligent act or conduct. CTS Corporation agrees, however, that it will be responsible for any judgment that may subsequently be rendered against CTS Corporation individually or any portion of a judgment that may be allocated to CTS Corporation, to the extent CTS Corporation's insurance coverage is available. By way of clarification, to the extent that Toyota had agreed in a writing to the manufacturing processes, changes and materials selection as referenced above, these are not considered to be under CTS Corporation's sole control.

    Toyota and CTS Corporation agree that if either Party takes a position at any time in the litigation contrary to the interests of the other Party, such that the Parties are no longer proceeding together in a common defense of the Unintended Acceleration Claims, that other Party may void this Agreement upon reasonable notice. If this occurs, each Party will be obligated to assume its own defense from that point forward, including but not limited to its payment of all attorneys' fees, expenses, settlement costs, and judgments. The parties further agree that each will make good faith efforts to ensure that any public statements they make are consistent with their common defense. To that end, CTS Corporation agrees, to the extent reasonably practicable and in accordance with its other legal obligations, to advise Toyota in advance of any statement CTS Corporation intends to make public relating to this litigation.

The Parties agree that any claims which may arise between or among the Parties to this Agreement for indemnity or contribution, including claims related to the CTS Corporation's negligence as previously defined (including without limitation, attorneys' fees, other defense costs, settlement costs or judgments), arising from any Unintended Acceleration Claim will be addressed within a reasonable period of time following resolution of such Unintended Acceleration Claim through good faith negotiations.  If the Parties are unable to resolve their disputes through good faith negotiations, they agree to submit the dispute to arbitration before the American Arbitration Association. If any award is ultimately made to Toyota, Toyota will be limited to recovering only such damages as are collectible from CTS Corporation's insurers.

If this Agreement becomes void, CTS Corporation agrees that Toyota's counsel may continue to defend Toyota without any suggestion of impropriety or conflict of interest in regard to such continued representation, and Toyota agrees that CTS Corporation's counsel may continue to defend CTS Corporation without any suggestion of impropriety or conflict of interest in regard to such continued representation. In such event, CTS Corporation and Toyota waive their respective right to contend that conflicts of interest or attorney-client privilege require disqualification of counsel.  CTS Corporation and Toyota are expressly agreeing to waive any potential conflict of interest that might arise as a result of this Agreement.

This Agreement is limited to Unintended Acceleration Claims which seek relief by third parties for personal injuries, property damage, and/or economic loss and is not intended to address costs of defense of, or indemnification for costs or liabilities incurred in connection with, criminal prosecutions, government investigations (including NHTSA investigations), government hearings, and government recalls.

Toyota and CTS Corporation agree to cooperate in the creation of any future documents deemed reasonably necessary to effectuate this Agreement.

                                              Sincerely,

TOYOTA MOTOR SALES, U.S.A., Inc.

By:	/s/ G. Webster Burns
Name: G. Webster Burns
Title: Assistant General Counsel

Accepted and agreed effective as of the
date first above written:

CTS CORPORATION

By:	/s/ Vinod M. Khilnani
Name: Vinod M. Khilnani
Title: Chairman, President & CEO

TOYOTA MOTOR ENGINEERING & MANUFACTURING NORTH AMERICA, INC.

By:	/s/ Patrick Nepute
Name: Patrick Nepute
Title: VP & General Counsel